CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Vanstar Corporation Stock Purchase Plan of our report dated June 3, 1998, except for Note 16, as to which the date is December 30, 1998, with respect to the consolidated financial statements and schedule of Vanstar Corporation included in the Annual Report (Form 10-K) for the year ended April 30, 1998.



Atlanta, Georgia
January 14, 1999